Exhibit 10.9

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE GREENLIGHT BIOSCIENCES, INC.

2021 EQUITY AND INCENTIVE PLAN

Name of Grantee:

No. of Shares:

Grant Date:

Pursuant to the GreenLight Biosciences, Inc. 2021 Equity and Incentive Plan (as amended through the date hereof, the “Plan”), GreenLight Biosciences, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of common stock, par value $0.0001 per share, of the Company (the “Stock”) specified above, subject to the restrictions and conditions set forth herein and in the Plan.

1. Award. The shares of Restricted Stock awarded hereunder shall be issued and held by the Company’s transfer agent in book-entry form, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Section 2 below. The Grantee shall (i) sign and deliver to the Company a copy of this Award Agreement and (ii) deliver to the Company a stock power endorsed in blank.

2. Restrictions and Conditions.

(a) Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b) Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c) If the Grantee’s Service Relationship (as defined in the Plan) is voluntarily or involuntarily terminated for any reason (including death or disability) prior to vesting of shares of Restricted Stock granted herein, all unvested shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company.

3. Vesting of Restricted Stock. The restrictions and conditions in Section 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule, and in the amounts set forth on such schedule, so long as the Grantee remains in a Service Relationship through the relevant Vesting Date.

Number of Shares Vesting	Vesting Date
_____________ (___%)	_____________
_____________ (___%)	_____________
_____________ (___%)	_____________
_____________ (___%)	_____________

The shares of Stock that have vested pursuant to the above schedule shall no longer be deemed Restricted Stock.

4. Dividends. Dividends on shares of Restricted Stock shall be paid currently to the Grantee.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 3(b) of the Plan. In the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Except in the case where an election is made pursuant to Section 8 below, the Company shall have the authority to cause any required tax withholding obligation to be satisfied, in whole or in part, by (i) causing the transfer agent to transfer to the Company a number of shares of Stock issued to Grantee with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing the transfer agent to sell a number of shares of Stock issued to Grantee necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Grantee on account of such taxable event.

8. Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the Grant Date of this Award, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Code. In the event the Grantee makes such an election, the Grantee agrees to provide a copy of the election to the Company. The Grantee understands that it will be the Grantee’s obligation to satisfy the tax withholding obligation set forth in Section 7 above upon the making of such an election, and acknowledges that the Grantee is responsible for obtaining the advice of a personal tax advisor with regard to such Section 83(b) election and that the Grantee is relying solely on such advisor and not on any statements or representations of the Company or any of its agents with regard to such election.

9. No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship with the Company or a Subsidiary, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship at any time.

10. Integration. This Agreement and the Plan constitute the entire agreement between the parties with respect to this Award and supersede all prior agreements and discussions between the parties concerning this Award.

11. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes each Relevant Company to collect, process, register and transfer to each other Relevant Company all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which a Relevant Company considers appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

GREENLIGHT BIOSCIENCES, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

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